Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	 January 21, 2009

Company: First National Bank
	 112 West Market Street
	 Orrville, Ohio 44667

Contact: David C. Vernon
	 President and CEO

Phone:   330.682.1010
Fax:     330.682.4644


First National Bank Names Thomas R. Poe
Senior Vice President and Senior Loan Officer

Orrville, Ohio ~ First National Bank is pleased to announce that
Thomas R. Poe has been elected to serve as Senior Vice President and Senior Loan Officer. Mr. Poe is responsible for business development and management of all Bank lending activities. `Tom has more than 30 years banking and lending experience and we are delighted he has joined our Bank,` said David C. Vernon, President and CEO. Mr. Kropf, Chairman added, `Mr. Poe will strengthen our management team as we continue the process of building and strengthening First National Bank.`

Poe began his career with National City Bank, Cleveland, Ohio. He was with National City Bank for 27 years. For the last ten years at National City he was President and CEO of National City Commercial Finance Inc. Prior to that he was Senior Vice President and Regional Manager for the middle-market group of the Cleveland Corporate Banking division. Mr. Poe left National City in 2005 to become managing Director with GMAC
Commercial Finance, Structured Finance Division. In 2008 he joined MidCap Business Credit, LLC as Vice President and Regional Sales Manager.

Mr. Poe holds a master`s degree in business administration and finance from Baldwin Wallace College and a bachelor`s degree in business, marketing and communications from Ashland University. He currently serves as Executive Board member of the Boy Scouts of America Cleveland Council. He is on the Board of Cleveland Vicon Corporation and is a member of the Board of Trustees of the Wesleyan Senior Living Foundation in Elyria, Ohio. Mr. Poe resides in Rocky River with his wife and five children.

National Bancshares Corporation`s subsidiary, First National Bank, is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Massillon, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Lodi and Seville.